KPMG LLP
Suite 2600
One Cleveland Center
1375 East Ninth Street
Cleveland, OH 44114-1796

June 2, 2006

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Ferro Corporation (the “Company”) and, under the date of March 31, 2006, we reported on the consolidated balance sheets of Ferro Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. On May 12, 2006 our appointment as Ferro’s independent registered public accounting firm was terminated.

We have read Ferro Corporation’s statements included under item 4.01 (a) of its Form 8-K dated May 18, 2006, and we agree with such statements, except:

We are not in a position to agree or disagree with Ferro Corporation’s statements contained in paragraph five, the first sentence in paragraph six, the second sentence of paragraph eight, the first second and third sentence of paragraph nine, the second third and fourth sentences of paragraph ten, and paragraph thirteen.

We do not agree with the Company’s statement in paragraph 2 that states that the audit reports of KPMG on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion, and were not qualified or modified as to accounting principles. The Company’s Form 8-K dated May 18, 2006 failed to note that our audit report on the consolidated financial statements as of and for the years ended December 31, 2004 and 2003 stated that effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations; and that effective January 1, 2002, the Company voluntarily early adopted the provisions of the Financial Accounting Standards Board’s Emerging Issues Tax Force Issue No. 04-06, Accounting for Stripping Costs Incurred During Production in the Mining Industry, and that our audit report on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 expressed an adverse opinion on the effective operation of, internal control over financial reporting.

We do not agree with the Company’s statement in paragraph twenty-one referring to “during the period being restated.” We believe that the reference should be “from at least January 1, 2002 through the completion of the 2004 financial reporting cycle.”

In addition, we do not agree that Ferro’s statements in paragraph fourteen were complete, relating to KPMG’s communications to the Audit Committee on March 15 and April 4, 2005. In a letter dated March 15, 2005, to the Chairman of Ferro’s Audit Committee, KPMG provided our observations based upon our review and consideration of Jones Day’s & Ernst & Young’s (the “Investigative Team”) reporting, discussions and meetings with the Investigative Team and the materials and work papers provided to KPMG, and meetings and discussions KPMG held with the Audit Committee. Based on our review of the materials provided to us, we stated that we had seen considerable evidence which we viewed to be inconsistent with certain of the conclusions reached by the Investigative Team, and while not a complete list, we provided some examples. On March 24, 2005, the Audit Committee responded to KPMG’s March 15, 2005 letter. On April 4, 2005, KPMG responded to the Audit Committee’s March 24, 2005 letter. We stated the KPMG’s review of materials provided by the Audit Committee on April 4, 2005 had not changed the view we expressed in our letter dated March 15, 2005. We stated that we continued to be of the view that further investigation was necessary to constitute the predicate for an audit report. Furthermore, we stated that we were also now of the view that such further investigation should be undertaken by a new investigative team.

Very truly yours,
KPMG LLP